Exhibit 10.24
EVERUS CONSTRUCTION GROUP, INC.
LONG-TERM PERFORMANCE-BASED INCENTIVE PLAN
PERFORMANCE SHARE AWARD (“PSA”) NOTICE
(Based on the Relative Performance of Everus Construction Group, Inc.)
[Grant Date]
[Participant Name]
This Award Notice evidences the award of PSAs (the “Award”) that have been granted to you (the “Participant”) pursuant to an action of the Everus Construction Group, Inc. (the “Company”) Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”), subject to the Participant’s acceptance of the terms of this Award Notice, the PSA Award Agreement, which is attached hereto (the “Award Agreement”), and the Everus Construction Group, Inc. Long-Term Performance-Based Incentive Plan (the “Plan”).
The PSAs are granted pursuant to the terms of the Plan and the attached Award Agreement (Annex A), the terms and provisions of both of which are incorporated by reference herein.

Date of Grant:	[Grant Date]
Target Award:	[No. of Shares] PSAs (the "Target Award")
Performance Period:	[Date] through [Date] (the "Performance Period")
Vesting Schedule:	The Award shall vest and be settled in accordance with the provisions of the Award Agreement, including accelerated vesting in the event of certain qualifying terminations of employment.

THESE PSAs ARE SUBJECT TO FORFEITURE AS PROVIDED HEREIN. THIS AWARD AND AMOUNTS RECEIVED IN CONNECTION WITH THIS AWARD ARE SUBJECT TO FORFEITURE, RECAPTURE, OR OTHER ACTION IN THE EVENT OF AN ACCOUNTING RESTATEMENT, AS PROVIDED IN THE PLAN.
Subject to the terms of the Plan, decisions and interpretations of the Committee are final, conclusive, and binding upon any questions arising under the Award Agreement or the Plan.
The Participant must accept this Award Notice by logging onto their account with Fidelity Investments and accepting this Award Notice and the Award Agreement. If the Participant fails to do so, the PSAs will be null and void. By accepting the PSAs granted to the Participant in this Award, the Participant agrees to be bound by all of the provisions set forth in this Award Notice, the Award Agreement, and the Plan.

Attachments:
Annex A: Performance Share Award Agreement
Annex B: Peer Group

ANNEX A
PERFORMANCE SHARE AWARD (“PSA”) AGREEMENT
(Based on the Relative Performance of Everus Construction Group, Inc.)
It is understood and agreed that the Award of PSAs evidenced by the Award Notice to which this is annexed is subject to the following additional terms and conditions.
1.Nature of Award. The Target Award represents the opportunity to receive shares of Company common stock, $0.01 par value (“Shares”) and Dividend Equivalents, if any, on such Shares. The number of Shares that may be earned under this Award shall be determined pursuant to Section 3 hereof. The amount of Dividend Equivalents, if any, that may be earned under this Award shall be determined pursuant to Section 20 hereof. Any earned portion of this Award will be paid in Shares, except for Dividend Equivalents, if any, which are paid in cash.
2.Performance Measures and Performance Period. During the Performance Period set forth opposite the heading “Performance Period” on the Award Notice, the following performance goals will apply and the level of achievement of such performance goals will determine the applicable “Payout Percentage” of the Target Award number of Shares.
Achievement of the Company’s total shareholder return (“TSR”) relative to that of the Peer Group (as defined in Annex B) will be determined in accordance with the following table:

Performance	Percentile Rank	Payout Percent (% of Target Amount)
Maximum	[ ]	[ ]
Target	[ ]	[ ]
Threshold	[ ]	[ ]
Below Threshold	[ ]	[ ]
Payout Percentages for results achieved between the stated performance levels will be determined by linear interpolation. The Percentile Rank of a given company's TSR is defined as the percentage of the Peer Group companies' returns falling at or below the given company's TSR. The formula for calculating the Percentile Rank follows:
[Percentile Rank Formula and TSR Measurement Terms]
3.Determination of Number of Shares Earned; Cap on Number of Shares Earned if Negative TSR. The number of Shares earned, if any, for the Performance Period shall be determined in accordance with the following formula:
# of Shares earned = Payout Percentage x Target Award
Notwithstanding any calculated Payout Percentage, if TSR is negative during the Performance Period, the number of Shares earned shall be limited to 100% of the Target Award.
All PSAs that are not earned for the Performance Period shall be forfeited.

4.Issuance of Shares and Retention of Shares. Subject to any restrictions on distributions of Shares under the Plan, the Shares earned under the Award, if any, shall be issued to the Participant as soon as practicable following the Committee's approval of any issuance at the regularly scheduled Board meeting (usually occurring in February of each year) at which the Performance Period performance is evaluated, but no later than March 15th immediately following the close of the Performance Period; provided that in the event of a Participant’s termination of employment due to death, the Shares earned under the Award if any, shall be issued within 60 days of death. Executives are required to own Shares at designated multiples of their base salary. If the Participant has not achieved an applicable stock ownership requirement, the Company may require the Participant to hold additional net after-tax Shares received under this Award until the requirement is met.
5.Vesting Upon Change in Control and Certain Terminations of Employment During the Performance Period.
(a)Vesting Upon Change in Control—No Replacement Award Issued. Upon the occurrence of a Change in Control and where the Participant does not receive a Replacement Award under the Plan, the PSAs shall become 100% vested as to the number of Shares that would have vested if the applicable Payout Percentage was achieved at 100% (i.e., the "at Target" level of performance).
(b)Vesting Upon Change in Control—Replacement Award Issued. Upon the occurrence of a Change in Control and where the Participant receives a Replacement Award under the Plan, the PSAs shall become vested as set forth in such Replacement Award; provided, however, notwithstanding the terms of such Replacement Award, in the event of a Qualifying Termination, such Replacement Award shall become 100% vested as to the number of Shares that would have vested if the applicable Payout Percentage was achieved at 100% (i.e., the "at Target" level of performance).
(c)Termination due to Disability or Retirement. If the Participant's employment with the Company is terminated due to Disability or Retirement during the Performance Period, determination of the Company's Payout Percentage for the Performance Period will be made by the Committee at the end of the Performance Period, and Shares (and related Dividend Equivalents, if any) earned, if any, will be paid based on the Payout Percentage, prorated using the ratio of the number of full months of employment completed during the Performance Period to the date of the Participant’s termination of employment divided by the total number of months in the Performance Period.
(d)Termination due to Death. If the Participant’s employment with the Company is terminated due to the Participant’s death during the Performance Period, the PSAs shall become vested as to a prorated number of Shares (and related Dividend Equivalents, if any) as if the applicable Payout Percentage had been achieved at 100% (i.e., the “at Target” level of performance), such proration to be determined using the ratio of the number of full months of employment completed during the Performance Period to the date of the Participant’s death divided by the total number of months in the Performance Period.

(e)Termination for Cause or Other than on Account of a Qualifying Termination, Death, Disability or Retirement. If the Participant’s employment with the Company is terminated during the Performance Period (i) for “Cause” at any time, or (ii) for any reason other than death, Disability, Retirement or a Qualifying Termination, all PSAs (and related Dividend Equivalents, if any) shall be forfeited.
(f)Definitions. For purposes of this Award Agreement:
“Cause” means, if the Participant is a participant in the Company’s Change in Control Severance Plan, the definition set forth in such plan, and otherwise (a) the Participant’s fraud or dishonesty that has resulted, or is likely to result, in material economic damage to the Company or a Subsidiary, or (b) the Participant’s willful nonfeasance if such nonfeasance is not cured within ten days of written notice from the Company or a Subsidiary, in each case as determined in good faith by a vote of at least two-thirds of the non-employee members of the Board at a meeting of the Board at which the Participant is provided an opportunity to be heard.
“Good Reason” means if the Participant is a participant in the Company’s Change in Control Severance Plan, the definition set forth in such plan, and otherwise the occurrence of any of the following without the Participant’s prior written consent:
(i) A reduction of the Participant’s annual base salary, target annual incentive, or target annual long-term incentive opportunity, in each case, from that in effect immediately prior to the Change in Control, or if higher, that in effect at any time thereafter;
(ii) A relocation of the Participant’s primary place of employment by more than fifty miles; or
(iii) Any material reduction in the Participant’s titles, authority, reporting relationship, duties, or responsibilities.
In order to invoke a termination for Good Reason, the Participant shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (i) through (iii) within ninety days after the Participant first becomes aware of the existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, and the Company shall have thirty days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. In the event that the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period, the Participant’s “Separation from Service” (within the meaning of Section 409A of the Code) must occur, if at all, within thirty days from the earlier of (1) the end of the Cure Period, or (2) the date the Company provides written notice to the Participant that it does not intend to cure such condition. The Participant’s mental or physical incapacity following the occurrence of an event described above in clauses (i) through (iii) shall not affect the Participant’s ability to terminate employment for Good Reason and the Participant’s death following delivery of a notice of termination for Good Reason shall not affect the Participant’s estate’s entitlement to the severance payments and benefits provided hereunder upon a termination of employment for Good Reason.

"Qualifying Termination" means a termination of the Participant's employment during the two-year period beginning on and including the date of a Change in Control, by the Participant for Good Reason, or by the Company other than for Cause, death, or Disability.
"Retirement" means a Participant's termination of employment other than for Cause after the Participant has reached age [55][60] and completed [10][5] Years of Service; provided that the Participant must have delivered written notice to the Company of such termination at least 60 days prior to the date of termination.
“Year of Service” shall mean the full twelve-month years a Participant is employed by the Company and/or a Subsidiary.
6.Tax Withholding. Pursuant to Article 14 of the Plan, the Committee has the power and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy any federal, state, and local taxes (including the Participant’s FICA obligations) required by law to be withheld with respect to the Award and Dividend Equivalents, if any. The Committee may condition the delivery of vested Shares upon the Participant’s satisfaction of such withholding obligations. The withholding requirement for Shares will be satisfied by the Company withholding Shares having a fair market value equal to federal income tax withholding obligations using an IRS accepted methodology plus additional amounts for state and local tax purposes, as applicable, including payroll taxes, that are applicable to such supplemental taxable income but with rates not to exceed the maximum effective statutory rates, unless the Participant elects, in a manner satisfactory to the Committee, to remit an amount to satisfy the withholding requirement subject to such restrictions or limitations that the Committee, in its sole discretion, deems appropriate. Such election must be made before, and is irrevocable after, December 15 of the last year in the Vesting Schedule, and cannot be made or revoked while the Participant possesses information that will be material nonpublic information at the time the Shares are issued such that the Participant would be prohibited from trading on the Company’s stock under its Insider Trading Policy.
7.Non-Guarantee of Employment Relationship or Future Awards. Nothing in the Plan, the Award Notice, or this Award Agreement will alter the Participant’s at-will or other employment status with the Company or an Affiliate, nor be construed as a contract of employment between the Participant and the Company or an Affiliate, or as a contractual right for the Participant to continue in the employ of the Company or an Affiliate for any period of time, or as a limitation of the right of the Company or an Affiliate to discharge the Participant at any time with or without cause or notice and whether or not such discharge results in the forfeiture of any of the Participant’s PSAs, or as a right to any future Awards.
8.Non-transferability of PSAs. No PSAs granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.
9.Section 409A. This Award Agreement and the PSAs granted hereunder are intended to comply with the requirements of Section 409A or an exemption or exclusion therefrom, and, with respect to PSAs that are subject to Section 409A, the Plan and this Award Agreement shall be interpreted and administered in all respects in accordance with

Section 409A (including with respect to the application of any defined terms to PSAs that constitute nonqualified deferred compensation, which defined terms shall be interpreted to have the meaning required by Section 409A to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A). Each payment (including the delivery of Shares) under the PSAs that constitutes nonqualified deferred compensation subject to Section 409A shall be treated as a separate payment for purposes of Section 409A. In no event may the Participant, directly or indirectly, designate the calendar year of any payment to be made under this Award Agreement that constitutes nonqualified deferred compensation subject to Section 409A. Notwithstanding any other provision of this Award Agreement to the contrary, if the Participant is a “Specified Employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the date of the Participant’s separation from service within the meaning of Section 409A (“Separation from Service”)), amounts that constitute nonqualified deferred compensation within the meaning of Section 409A that would otherwise be payable by reason of the Participant’s Separation from Service during the six-month period immediately following such Separation from Service shall instead be paid or provided on the first business day following the date that is six months following the Participant’s Separation from Service.
10.Personal Information. The Participant agrees that the Company and its suppliers or vendors may collect, use, and disclose the Participant’s personal information for the purposes of the implementation, management, administration, and termination of the Plan.
11.Amendment. The Committee may amend, alter, modify, suspend, or terminate the Award Notice or this Award Agreement at any time and from time to time, in whole or in part; provided, however, no amendment, alteration, modification, suspension, or termination of the Award Notice or Award Agreement shall adversely affect in any material way the Award Notice or this Award Agreement, without the Participant’s written consent, except to the extent such amendment, alteration, modification, suspension, or termination is reasonably determined by the Committee in its sole discretion to be necessary to comply with applicable laws, rules, regulations, or is necessary for such approvals by any governmental agencies or national securities exchanges as may be required.
12.Binding Effect. This Award Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer set forth herein, be binding upon the Participant and the Participant’s heirs, beneficiaries, executors, legal representatives, successors and assigns.
13.Integrated Agreement. The Award Notice, this Award Agreement, and the Plan constitute the entire understanding and agreement between the Participant and the Company with respect to the subject matter contained herein or therein and supersedes any prior agreements, understandings, restrictions, representations, or warranties between the Participant and the Company with respect to such subject matter other than those as set forth or provided for herein or therein.

14.Ratification of Actions. By accepting the Award or other benefit under the Plan, the Participant and each person claiming under or through the Participant shall be conclusively deemed to have indicated their acceptance and ratification of, and consent to, any action taken under the Plan or the Award by the Company, its Board of Directors, or the Committee.
15.Notices. Any notice hereunder to the Company shall be addressed to its office, 1730 Burnt Boat Drive, Bismarck, North Dakota 58503; Attention: Chief Legal Officer, and any notice hereunder to the Participant shall be addressed to the Participant at the address on file with the Company, subject to the right of either party to designate at any time hereafter in writing some other address.
16.Governing Law and Severability. To the extent not preempted by federal law, the Award Notice and this Award Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law provisions. In the event any provision of the Award Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Award Agreement, and the Award Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.
17.Definitions. Capitalized terms not otherwise defined herein or in the Award Notice shall have the meanings given to them in the Plan.
18.Construction. Captions and titles contained in this Award Agreement are for convenience only and shall not affect the meaning or interpretation of any provision of this Award Agreement. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.
19.Conformity. This Award Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan. Any conflict between the terms of the Award Notice, this Award Agreement and the Plan shall be resolved in accordance with the terms of the Plan. In the event of any ambiguity in the Award Notice or this Award Agreement or any matters as to which the Award Notice and this Award Agreement are silent, the Plan shall govern. Any conflict between the terms of the Award Notice and the Award Agreement shall be resolved in accordance with the terms of the Award Agreement.
20.Dividend Equivalents. Dividend Equivalents, if any, will be earned with respect to any Shares issued pursuant to the Award. The amount of Dividend Equivalents earned shall be equal to the total dividends, if any, declared on a Share for stockholders of record between the Grant Date of this Award and the last day of the Performance Period, multiplied by the number of Shares issued pursuant to the Award Agreement. Any Dividend Equivalents earned shall be paid in cash if and when the Shares to which they relate are issued or as soon thereafter as practicable, but no later than 60 days after the Shares relating to the Award are issued. No Dividend Equivalents will be paid if the Award is forfeited or if no Shares relating thereto are issued.

21.Affirmative and Restrictive Covenants.
(a)Confidential Information.
Note. The restrictive covenants against competition and covenants against the solicitation of customers set forth in Sections 21(c) and 21(e), respectively, are only intended to be enforceable to the extent permissible under state law. To the extent the Participant’s state of residence prohibits the applicability of a covenant against non-competition (e.g., a resident living in California, North Dakota, Minnesota, or Oklahoma) or the applicability of a covenant against the non-solicitation of customers, such a covenant will not be enforceable by the Employer Group. To the extent the Participant’s state of residence restricts the applicability of a covenant against non-competition or the applicability of a covenant against the non-solicitation of customers, such a covenant shall be applied and interpreted as only applying to the maximum extent permissible under that applicable state’s law.
If any of the following covenants are determined to be prohibited or restricted, it shall be severable from the remainder of the covenants and shall not invalidate or affect the other provisions of this Award Agreement, which shall remain in full force and effect and shall be enforceable according to its terms. No covenant shall be dependent upon any other covenant or provision herein, each of which stands independently.
(i) Nondisclosure of Confidential Information. The Participant understands and acknowledges that during the course of employment by the Company or any of its Subsidiaries (the "Employer Group"), the Participant will have access to and learn about Confidential Information. The Participant agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow such information to be disclosed, published, communicated, or made available, in whole or in part, to any entity or person whatsoever, including other employees of the Employer Group, not having a need to know and authority to know and use the Confidential Information in connection with the business of the Employer Group and, in any event, not to anyone outside of the direct employ of the Employer Group except as required in the performance of the Participant's authorized employment duties to the Employer Group or with the prior consent of the Participant's superior acting on behalf of the Employer Group in each instance and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Employer Group, except as required in the performance of the Participant's authorized employment duties to the Employer Group or with the prior consent of the Participant's superior acting on behalf of the Employer Group in each instance and then, such disclosure shall be made only within the limits and to the extent of such duties or consent.
(ii)    Definition of Confidential Information. For purposes of this Award Agreement, "Confidential Information" includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic, or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, documents, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, work-in-process, technologies, databases, manuals, records, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, buyer lists, developments, reports, internal controls, security procedures, sales information, revenue, and costs of the Employer Group or its businesses or any existing or prospective customer, supplier, investor, or other associated third party, or of any other person or entity that has entrusted information to the Employer Group in confidence. The Participant understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified or treated as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.
(iii) Exceptions to Nondisclosure.
(I) Notwithstanding any other provision of this Award Agreement, the Participant will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that (A) is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If the Participant files a lawsuit for retaliation by the Employer Group for reporting a suspected violation of law, the Participant may disclose the Employer Group's trade secrets to the Participant's attorney and use the trade secret information in the court proceeding if the Participant files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
(II)    Nothing in this Award Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order.
(III)    Nothing in this Award Agreement prohibits or restricts the Participant from filing a charge or complaint with the Securities and Exchange Commission (SEC), the Occupational Safety and Health Administration (OSHA), or any other regulatory or self-regulatory organization, or any other federal or state regulatory authority ("Government Agencies"). The Participant further understands that this Award Agreement does not limit the Participant's ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency without notice to the Employer Group.
(IV)    Nothing in this Award Agreement in any way prohibits or is intended to restrict or impede, and shall not be interpreted or understood as restricting or impeding, the Participant from discussing the terms and conditions of the Participant’s employment with co-workers or union representatives, exercising the Participant’s rights under Section 7 of the National Labor Relations Act (NLRA), exercising protected rights to the extent that such rights cannot be waived by agreement, or disclosing information as permitted by law.
(b)Acknowledgment of Legitimate Business Interests. The Participant understands and acknowledges that: (i) the nature of the Participant’s position gives the Participant access to and knowledge of Confidential Information and places the Participant in a position of trust and confidence with the Employer Group; (ii) the Participant will obtain knowledge and skill relevant to the Employer Group's industry and methods of doing business, and (iii) the Employer Group's ability to reserve these for the exclusive knowledge and use of the Employer Group is of great competitive importance and commercial value to the Employer Group, and that improper use or disclosure by the Participant is likely to result in unfair or unlawful competitive activity.
(c)Non-Competition.
(i)    Restrictions. Because of the Employer Group's legitimate business interest as described in this Award Agreement and the good and valuable consideration offered to the Participant, the receipt and sufficiency of which is acknowledged, during the Restricted Period, the Participant agrees and covenants not to engage in Prohibited Activity within the Restricted Territory.
(ii) Definitions. For purposes of this Award Agreement:
"Prohibited Activity" is activity in which the Participant contributes the Participant's knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, contractor, agent, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity to an entity in competition with the Employer Group engaged in the same or similar business as the Employer Group, including those engaged in the field of electrical and mechanical contracting and construction services, and electrical transmission and distribution projects for utility, commercial, industrial, and renewable energy clients (the "Business"). Prohibited Activity also includes activity that may require or inevitably require the use or disclosure of trade secrets, proprietary information, or other Confidential Information. The Company regards as its primary, but not exclusive, competitors the following businesses and entities, or individuals: Quanta Services, Inc., EMCOR Group, Inc., MasTec, Inc., APi Group Corporation, Comfort Systems USA, Inc., Primoris Services Corporation, Dycom Industries, Inc., MYR Group Inc., IES Holdings, Inc., and Centuri Holdings, Inc. Nothing in this Award Agreement shall prohibit the Participant from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that the Participant is not a controlling person of, or a member of a group that controls, such corporation.
"Restricted Period" means the period of the Participant's employment with the Employer Group and 12 months immediately following the termination of the Participant's employment with the Employer Group, regardless of the reason for the termination, whether voluntary or involuntary.
"Restricted Territory" means the United States of America.
(iii) Exceptions. This Section 21(c) does not, in any way, restrict or impede the Participant from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Participant shall promptly provide written notice of any such order to the Company's Chief Legal Officer.
(d)Non-Solicitation of Employees.
(i)    Restrictions. The Participant understands and acknowledges that the Company has expended and continues to expend significant time and expense in recruiting and training its employees and that the loss of employees would cause significant and irreparable harm to the Company. The Participant agrees and covenants not to directly or indirectly solicit, hire, recruit, or attempt to solicit, hire, or recruit, any employee of the Employer Group, or any employee who has been employed by the Employer Group in the six months preceding the last active day of Participant’s employment (collectively, a "Covered Employee"), or induce the termination of employment of any Covered Employee, for a period of 12 months immediately following the termination of the Participant's employment with the Employer Group, regardless of the reason for the termination, whether voluntary or involuntary during the Restricted Period. This non-solicitation provision explicitly covers all forms of oral, written, or electronic communication, including, but not limited to, communications by email, regular mail, express mail, telephone, fax, instant message, and social media, including, but not limited to, Facebook, LinkedIn, Instagram, X (formerly Twitter), TikTok, and any other social media platform, whether or not in existence at the time of entering into this Award Agreement.
(ii) Exceptions. This Section 21(d) does not restrict or impede, in any way, and shall not be interpreted or understood as restricting or impeding, the Participant from discussing the terms and conditions of the Participant’s employment with co-workers or union representatives, exercising the Participant’s rights under Section 7 of the National Labor Relations Act (NLRA), or exercising protected rights that cannot be waived by agreement.
(e)Non-Solicitation of Customers; Restrictions. The Participant understands and acknowledges that because of the Participant's experience with and relationship to the Employer Group, the Participant will have/has had and will continue to have access to and will learn/has learned and will continue to learn about much or all of the Employer

Group's Customer Information, including, but not limited to, Confidential Information. "Customer Information" includes, but is not limited to, names, phone numbers, addresses, email addresses, order history, order preferences, chain of command, pricing information, and other information identifying facts and circumstances specific to the customer and relevant to sales or services. The Participant agrees and covenants, for a period of 12 months immediately following the termination of the Participant's employment with the Employer Group, regardless of the reason for the termination, whether voluntary or involuntary during the Restricted Period, not to directly or indirectly solicit, contact, or attempt to solicit or contact, using any other form of oral, written, or electronic communication, including, but not limited to, email, regular mail, express mail, telephone, fax, or instant message, or social media, including but not limited to Facebook, LinkedIn, Instagram, X (formerly Twitter), TikTok, or any other social media platform, whether or not in existence at the time of entering into this Award Agreement, or meet with the Employer Group's current customers for purposes of offering or accepting goods or services similar to or competitive with those offered by the Employer Group or that are engaged in the Business.
(f)Non-Disparagement. The Participant agrees and covenants that the Participant will not at any time make, publish, or communicate to any person or entity or in any public forum any maliciously false, defamatory or disparaging remarks, comments, or statements concerning the Employer Group or its businesses, or any of its employees, officers, or directors, now or at any time in the future or during the employment relationship and after the termination of the Participant's employment for any reason. This Section 21(f) does not, in any way, restrict or impede the Participant from exercising protected rights to the extent that such rights cannot be waived by agreement, including but not limited to the Participant's Section 7 rights under the NLRA, including the right to file unlawful labor practice (ULP) charges or participate, assist, or cooperate in ULP investigations, rights to report possible securities law violations to the SEC or other securities regulators, without notice to the Employer Group and rights to discuss or disclose information regarding a sexual assault or sexual harassment dispute arising after the date of this Award Agreement. Nothing in this Section 21(f) prevents the Participant from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.
(g)Reasonableness and Other Employee Acknowledgments. The Participant further acknowledges and agrees that: (i) the restrictive covenants and other terms and conditions of this Award Agreement are reasonable and reasonably necessary to protect the legitimate business interests of the Employer Group; (ii) the Participant will be reasonably able to earn a living without violating the terms of this Award Agreement; (iii) the Participant will not be subject to undue hardship by reason of the Participant's full compliance with the terms and conditions of this Award Agreement or the Employer Group's enforcement of it; (iv) the amount of the Participant's compensation reflects, in part, the Participant's obligations and the Employer Group's rights under this Award Agreement; and (v) the Participant has no expectation of any additional compensation or other payment of any kind not otherwise referenced herein in connection with this Award Agreement.

(h)Breach of Covenants. In the event of a breach of any of the covenants contained in this Section 21: (i) any unvested portion of the PSAs shall be forfeited effective as of the date of such breach, unless sooner terminated by operation of another term or condition of this Award Agreement or the Plan; and (ii) the Participant hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.
(i)Judicial Modification. The parties hereto agree that the covenants and restrictions contained in this Section 21 of this Award Agreement are necessary to protect the legitimate business interests of the Company, and that irreparable harm and damage will be done to the Company in the event that the Participant violates such covenants. The Participant has carefully read and considered the provisions of this Section 21 and, having done so, agrees that the restrictions set forth herein are fair and reasonable and are reasonably required for the protection of the legitimate business interests of the Company. The Participant further agrees and acknowledges that the provisions of this Section 21 are reasonable with respect to duration, geographic area, and scope considering the Participant’s access to the Company's customer relationships and other relevant factors, and agrees that the Company's need for the protection afforded herein is greater than any hardship the Participant might experience by complying with the terms set forth herein. If a final judicial determination is made by a court of competent jurisdiction that the time, territory, scope or other restrictions contained in this Section 21 of this Award Agreement is an unreasonable or otherwise unenforceable restriction against the Participant, neither this Award Agreement nor the provisions of this Section 21 shall be rendered void, but shall be deemed amended to apply as to such maximum time, territory, scope and to such other extent as such court may judicially determine or indicate to be reasonable or, if such court does not so determine or indicate, to the maximum extent which any pertinent statute or judicial decision may indicate to be a reasonable restriction under the circumstances involved.
(j)Survival. The parties' rights and obligations under this Section 21 survive the termination of the Participant’s employment with the Employer Group.

ANNEX B
PEER GROUP COMPANIES

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